UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 27, 2007

MESA AIR GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-15495 (Commission File Number)	85-0302351 (IRS Employer Identification No.)
410 North 44th Street, Suite 100
Phoenix, Arizona, 85008
(Address of Principal Executive Offices)
(Zip Code)
Registrant’s telephone number, including area code: (602) 685-4000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
SIGNATURES

Item 8.01 Other Events.
     On September 27, 2007, the United States Bankruptcy Court for the District of Hawaii entered a pre-trial ruling in connection with a motion for sanctions against Mesa Air Group, Inc. (the “Company”) in a lawsuit brought by Hawaiian Airlines against the Company. The lawsuit stems from the Company’s alleged misuse of Hawaiian Airlines confidential information by the Company’s Chief Financial Officer, George “Peter” Murnane III in connection with the Company’s launch of its own Hawaiian carrier, go!. According to the motion for sanctions, Hawaiian alleged that Mr. Murnane destroyed or “spoiled” certain evidence relating to whether the Company received confidential information from Hawaiian. As previously disclosed, the Company has placed Mr. Murnane on administrative leave while it investigates the allegations.
     Pursuant to the Court’s oral ruling, which will be followed by a written ruling, the Court drew a negative inference from the actions of Mr. Murnane to arrive at three findings: (i) Mesa kept whatever “confidential information” it received from Hawaiian and didn’t return or destroy it as the confidentiality agreement with Hawaiian required, (ii) to the extent it received confidential information from Hawaiian, Mesa is deemed to have misused such information when deciding whether to enter into the Hawaiian market, and (iii) the misuse of any such confidential information was a substantial factor in Mesa’s decision to enter the market.
     The Court specifically found that no other employee of the Company was engaged in any alleged misconduct relating to the litigation.
     The Court stated that it would still consider whether and to what extent the information that Hawaiian gave to Mesa was actually Evaluation Material as defined in confidentiality agreement or whether that information was, as the Company maintains, generally available to the public. Finally, the Court stated that it was not prepared to make any rulings as to a monetary sanction against the Company. Any monetary sanction is likely to include an award of Hawaiian’s attorney and experts fees.
     The trial relating to the lawsuit is scheduled to begin this week. Given the nature of the sanctions ruling and that a more detailed written ruling is to follow, while the underlying litigation will continue to move forward, it is impossible to predict what effect, if any, this ruling will have on the outcome of the case as a whole.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MESA AIR GROUP, INC.

Date: October 1, 2007	By: Name:	/s/ BRIAN S. GILLMAN BRIAN S. GILLMAN
	Title:	Senior Vice President and General Counsel